Exhibit 99.1

Summary of Gaug Compensation Terms

Position	Vice President, Secretary and General Counsel, effective May 15, 2020.

Term	Employment at will. Employment may be terminated by Mr. Gaug or Albany International Corp. ("the Company") at any time.

Base Salary

Initial base salary at the rate of $375,000 per year. Salary shall be subject to adjustment from time-to-time in the same manner as for other executive officers. Salaries of executive officers are customarily reviewed by the Company’s Board Compensation Committee in February and adjusted in April of each year.

Short-Term Incentive

Mr. Gaug will receive an Annual Performance Period (“APP”) award for service performed in 2020 under the Company's 2017 Incentive Plan, to be determined and paid in cash during early 2021. Under this award, he will be entitled to receive between 0% and 200% of a target award, equal to one-half of his annual base salary, pro-rated from the date of his appointment, and based on Company performance with respect to metrics relating to Adjusted EBITDA, safety and compliance. (The precise definitions and means of calculation of these metrics will be spelled out in Mr. Gaug’s 2020 award agreement.) Mr. Gaug will be eligible in 2021 and thereafter to participate in the 2021 APP award or any other annual executive bonus program, as the same may be adopted, amended, modified or terminated by the Company, in accordance with its terms.

Long-Term Incentive

Mr. Gaug will also be eligible to receive a Multi-year Performance Period (“MPP”) award under the Company's 2017 Incentive Plan, to be determined and paid in shares of Company stock during early 2023. Under this award, he will be entitled to receive between 0% and 200% of a target award, equal to one-half of his base salary, based on Company performance goal attainment of a specified level of Adjusted EBITDA during the preceding three-year performance period, and paid in shares of Company stock early in the year after the end of the three-year performance period. Thereafter, Mr. Gaug will be eligible to participate in any long-term executive incentive bonus program, as the same may be adopted, amended, modified or terminated by the Company, in accordance with its terms.

Other Benefits

Mr. Gaug will otherwise be eligible to participate in all of the Company's employee benefit plans, policies and arrangements applicable to other executive officers generally and commensurate with his grade, including, without limitation, vacation, relocation, 401(k), health-care, vision, life insurance and disability; in each case, as the same may exist from time to time.